EXHIBIT 10.19

[TRANSLATION]

LEASE AGREEMENT

ENTERED INTO IN SHERBROOKE ON THE FIRST OF NOVEMBER, 2010

BETWEEN:

LES INVESTISSEMENTS RENÉ ST-PIERRE LTÉE, a corporation duly constituted under the Quebec Business Corporations Act, having its head office at 3055 Queen-Victoria Boulevard J1J 4N8 [sic], Sherbrooke, Province of Quebec, J1H 3X4, herein acting and represented by René St-Pierre, its President, duly authorized for the purposes hereof as he so declares;

(Hereinafter referred to as the “Lessor”);

AND:

ENERKEM INC., a corporation duly constituted under the Quebec Business Corporations Act, having its head office at 1010 Sherbrooke Street West, Suite 1610, Montreal, Province of Quebec, H3A 2R7, herein acting and represented by Vincent Chornet, its President, duly authorized for the purposes hereof as he so declares.

(Hereinafter referred to as the “Lessee”);

1.             RECITALS AND SCHEDULES

The recitals and schedules, where applicable, form an integral part of this agreement, and the schedules are incorporated herein by reference.

2.             DEFINITIONS AND INTERPRETATION

2.1           “Rent” means the base Rent and additional Rent;

2.2           “Bank Rate” means the prime rate in effect at the time at the Laurentian Bank of Canada for its best corporate clients, plus two percent (2%);

2.3           “Business Day” means a day other than Saturday, Sunday or a holiday in the Province of Quebec;

2.4           Calculation of time limits

For the purpose of calculating time limits hereunder, the first day is not counted but the last day is. In addition, days which are not Business Days are counted. However, when the last day is a day which is not a Business Day, the time limit is extended until the next Business Day.

3.             PURPOSE OF CONTRACT

The Lessor leases the Leased Premises and non-integrated equipment to the Lessee, who hereby agrees to rent them.

3.1           Leased Premises; interior parts of the Building

i-             A first commercial space having an approximate surface area of three thousand square feet (3,000 sq.ft.) defined as being the main laboratory space.

and

ii-             A second commercial space having an approximate surface area of two thousand five hundred square feet (2,500 sq.ft.) defined as being the additional laboratory space.

and

iii-            An office space having an approximate surface area of eleven thousand fourteen square feet (11,014 sq.ft.), including the eight hundred forty-four square feet (844 sq.ft.) of space on the ground floor.

Location of Building

The premises in question are located in the Building situated at 375 rue De Courcelette in the city of Sherbrooke, Province of Quebec. The Building is built on the following immoveable (the “Immoveable”):

Designation

An Immoveable known and designated as being lot two million three hundred twenty-five thousand three hundred eighty (2 325380) of the cadastre of Quebec, registration division of Sherbrooke.

3.2           Non-integrated equipment

A lift truck owned by the Lessor for handling and moving Lessee’s merchandise and equipment.

4.             INTENDED USE OF LEASED PREMISES

The Leased Premises shall be used by the Lessee in part for the development of environmental technology and in part for office work. The Lessee agrees not to operate a business in the leased premises other than those mentioned above. A change in the nature of the Lessee’s operations must receive the Lessor’s prior written consent.

5.             TERM

This lease is granted for a term of three (3) years, i.e. for the period beginning on the first of November two thousand ten (November 1, 2010) and ending on the thirty-first of October two thousand thirteen (October 31, 2013) (“Lease Term”). Upon six (6) months’ prior notice, the Lessee may terminate the lease at the end of the second (2nd) year, i.e. on October 31, 2012, provided it exercises its option to purchase the land east of the “Existing Pilot” (see Schedule A), in which case the Lessee shall be released from its obligations hereunder.

6.             RENEWAL OPTION

At the end of the initial term, the Lessee may renew this lease on the same terms and conditions as those set forth herein, for additional one (1) year periods, by sending the Lessor prior written notice to such effect up to six (6) months before the date the lease is to end. Should such prior notice not be received, the renewal option shall become null and void. If the option is exercised, a written addendum attesting to its validity and its details shall be set out in writing not later than the date this Lease terminates.

7.             DISCONTINUANCE AND CONTINUANCE OF LEASE

7.1           Should the parties fail to agree before the date this lease agreement terminates, the Lessee shall leave and return the Leased Premises to the Lessor at the end of the term contemplated by section 5.

7.2           If, when the Lease Term ends, the Lessee remains in possession of the Leased Premises without the Lessor opposing it, in the absence of any agreement to the contrary the Lessee shall be considered a lessee on a monthly basis and the rent then payable shall be equal to twice the monthly payment of rent of the last month of this Lease. Such monthly rent shall be payable in advance and without notice on the first day of each month, and such occupancy shall be subject to all the terms of this Lease (including all the other costs provided for in the Lease as being the responsibility of the Lessee), except those relating to the Lease Term. Such occupancy shall not be construed as a continuance of the lease by tacit renewal, as provided for in article 1878 of the Civil Code of Québec. The Lessor may terminate such occupancy by sending the Lessee thirty (30) days’ prior written notice.

8.             BASE RENT

8.1           Interior parts of the Building

The Lessee covenants and agrees to pay the Lessor during the Lease Term, without formal demand or other notice, in lawful money of Canada,

8.1.1        For the space consisting of three thousand (3,000) square feet of the Leased Premises, an annual base rent of ELEVEN DOLLARS AND SIXTY CENTS (11.60) per square foot, i.e. THIRTY-FOUR THOUSAND EIGHT HUNDRED DOLLARS ($34,800.00) per annum, payable in advance on the first day of each month without notice, by equal and consecutive monthly instalments of TWO THOUSAND NINE HUNDRED DOLLARS ($2,900.00), the first instalment of which shall be due and payable on the first (1st) day of November, 2010.

8.1.2        For the space consisting of 2,500 square feet of the Leased Premises, an annual base rent of THREE DOLLARS AND FIFTY CENTS ($3.50) per square foot, i.e. EIGHT THOUSAND SEVEN HUNDRED FIFTY DOLLARS ($8,750.00) per annum, payable in advance on the first day of each month without notice, by equal and consecutive monthly instalments of SEVEN HUNDRED TWENTY-NINE DOLLARS AND SEVENTEEN CENTS ($729.17), the first instalment of which shall be due and payable on the first (1st) day of November, 2010.

8.1.3        For the space consisting of 11,014 square feet of the Leased Premises, an annual base rent of NINE DOLLARS ($9.00) per square foot, i.e. NINETY-NINE THOUSAND ONE HUNDRED TWENTY-SIX DOLLARS ($99,126.00) per annum, payable in advance on the first day of each month without notice, by equal and consecutive monthly instalments of EIGHT THOUSAND TWO HUNDRED SIXTY DOLLARS AND FIFTY CENTS ($8,260.50), the first instalment of which shall be due and payable on the first (1st) day of November, 2010 until October 31, 2013. (See 9.1 for additional rent).  For the renewal options, the base rent shall be adjusted according to the consumer price index published by Statistics Canada.

9.             ADDITIONAL RENT

9.1           In addition to the base rent for the office portion identified in 8.1.3, an additional amount of FOUR DOLLARS ($4.00) per square foot of the office portion (11,014 square feet) shall be charged for operating costs. For a total annual amount of FORTY-FOUR THOUSAND FIFTY-SIX DOLLARS ($44,056.00), i.e. THREE THOUSAND SIX HUNDRED SEVENTY-ONE DOLLARS AND THIRTY-THREE CENTS ($3,671.33) per month beginning on November 1, 2010

9.2           In addition to the base rent for the laboratory sections, item 8.1.1 and 8.1.2.

The energy costs (gas and electricity) shall be redistributed by reading the respective sub-meters and such reading shall be done on the last day of each month and compared to the previous reading to determine the resulting monthly consumption. The price charged for gas and electricity shall be determined as described below. The corresponding statement of the utility supplier on which the last day of the month appears shall be used as a reference to determine the price to be applied. The average price calculated based on the appropriate statement shall indicate the price to be charged for the month in question. Please note that for gas consumption, a correction factor of 1.13 shall apply in determining the value to be charged. The Lessee agrees to pay such charges which become due and payable on the thirtieth (30th) day following receipt by the Lessee of the written request for payment from the Lessor relating thereto.

9.3           Non-integrated equipment

For the lift truck, the Lessee agrees to pay the Lessor a rate of TWENTY-FIVE DOLLARS ($25.00) per hour of use. This rate is subject to revision. The time the equipment is used shall be counted on a monthly basis and the Lessee agrees to pay such charge which becomes due and payable on the thirtieth (30th) day following receipt by the Lessee of the written request for payment from the Lessor relating thereto.

10.          SALES TAXES

The Lessee shall at all times throughout the Lease Term pay the Lessor, on a monthly basis or based on the invoicing period, all amounts the Lessor is required to collect with regard to the federal goods and services tax (GST) and the Québec sales tax (QST) on the actual cost of the products and services supplied or rendered to the Lessee by the Lessor or any other similar provincial or federal tax and any tax which may be levied from time to time by the federal or provincial government in replacement of the said taxes arising out of this agreement.

11.          PLACE OF PAYMENT

The Lessee agrees to pay the Rent at the address of the Lessor set forth herein or at any other address in Canada which may be indicated by the Lessor to the Lessee in writing.

12.          NO SET-OFF

The Lessee hereby waives its right to set off any present or future claim or compensation against any Rent or other amount owed hereunder. It agrees to pay the Rent and all other amounts regardless of any claim, damage or compensation it may assert or which a third party may assert on its behalf, without any holdback, reduction or deduction.

13.          ARREARS

Any amount owed to the Lessor hereunder which is not paid when due shall bear interest at a rate of TWENTY-FOUR percent (24%) per annum, calculated monthly as of the date such amount becomes due, until the date it is paid, without notice or formal demand.

14.          RETURN OF LEASED PREMISES

14.1         Upon or before the expiry of this Lease, the Lessee shall peaceably return the Leased Premises to the Lessor along with any modifications, additions, improvements or constructions which have been made at any time during the Lease Term, the whole in good condition other than normal wear and tear.

14.2         All the equipment owned by the Lessor and used by the Lessee shall be returned in good condition other than normal wear and tear, failing which the Lessee agrees to pay the Lessor the value of the deteriorated equipment, above normal wear and tear, as well as any missing equipment.

15.          LESSEE’S UNDERTAKINGS

15.1        Business taxes

The Lessee shall at all times throughout the Lease Term regularly pay the business tax bills for the said Leased Premises and any other taxes and levies which may become due. If by law, new regulations or other circumstances, the payment of business taxes or other similar levies is required of the Lessor, or if the method of collecting the said taxes is changed to make the Lessor responsible for them rather than the Lessee, the Lessee shall reimburse the Lessor, upon demand, all sums or amounts thereby paid by the Lessor due to such changes.

15.2        Maintenance and repair of interior parts of Building and equipment

15.2.1      Interior parts of the Building

Major repairs or replacements (structural and/or capital) shall be carried out by the Lessor at its expense. The Lessee agrees to make or have made, at its expense, all tenant repairs and to maintain the Leased Premises, fixtures and additions in a good state of repair.

15.2.2      Equipment

The Lessor shall be responsible for the maintenance and repair of the lift truck.

15.3        Cleaning

15.3.1      The Lessee shall keep the Leased Premises clean and tidy at all times.

15.3.2      The Lessee shall keep all garbage and waste from the Leased Premises in closed containers. The Lessee shall not leave debris or garbage or allow it to be placed or left in any area whatsoever in or outside the Building, other than in the manner permitted by the Lessor for garbage removal.

15.4        Compliance with standards and restrictions on activities

15.4.1      Throughout the Lease Term, the Lessee shall, at its own expense, promptly observe and comply with all present and future statutes, laws, orders, requirements, decrees, directives, regulations and decisions of all public and quasi-public authorities having jurisdiction over the Immoveable and the Building, the Leased Premises and all activities being carried out therein as well as the moveables located therein. Accordingly, the Lessee agrees to hold the Lessor harmless with respect to any penalty, charge or damage to which the Lessor may be subject due to the failure of the Lessee to comply with all such laws, regulations or decisions.

15.4.2      The Lessee may not install or store in the Leased Premises items which could adversely affect the integrity or structural soundness of the Immoveable.

15.4.3      The Lessee shall not allow anything whatsoever to be done to the Immoveable or in the Building which could hinder or impair the rights of the other tenants such as unpleasant noises, the emission of smoke or unpleasant odours.

15.5        Lessor repairs

The Lessee shall allow the Lessor to make, at any time during the Lease Term, all repairs and improvements in or on the Leased Premises which it considers advisable, without any decrease in Rent, provided the said work does not cause the Lessee to close its business for more than two (2) Business Days during the same month. A proportionate reduction of Rent shall be granted for each additional day following such period.

15.6        Additional insurance

The Lessee shall at all times during the Lease Term pay the cost, where applicable, of any additional insurance which the Lessor may be required to pay as a result of the specific occupation of the Leased Premises by the Lessee.

15.7        Release from liability

The Lessee shall at all times during the Lease Term release the Lessor from any liability for any damage or loss caused directly or indirectly to the Lessee’s merchandise in the Leased Premises by the occupants of neighbouring premises or due to the falling of a wall, plaster, ceiling, snow, rain or heating devices, humidity or flooding or due to any other cause whatsoever, unless the damage or loss in question is caused by the negligence or fault of the Lessor or persons for whom it is legally responsible.

15.8        Showing of Leased Premises

The Lessee shall at all times during the Lease Term and following 24 hours’ notice, 1) allow the Lessor, if it decides to sell the Building (and the Immoveable), to show the Leased Premises to potential purchasers during normal working hours and, 2) within three (3) months preceding the end of the Lease Term, allow the Lessor to post its intention to lease the Leased Premises and show the Leased Premises at reasonable times to persons who might rent them. The Leased Premises shall be shown in the presence of the Lessee or a representative of the Lessee.

16.          LESSOR’S UNDERTAKINGS

16.1        Operation

The Lessor shall provide electricity and heating for the Leased Premises according to normal standards for such buildings and establishments and for the laboratory sections such electricity and heating shall be the subject of additional rent as stipulated in clause 9.2. The Lessor shall also provide basic air conditioning as well as essential snow removal for the site of the establishment. The municipal and school taxes for the building and the land as well as the water tax shall be paid by the Lessor. The Lessor shall pay its share of insurance to cover the usual risks related to the possession of the Immoveable and the Building.

16.2        Modifications, additions and improvements

16.2.1     The Lessor grants the Lessee the right to make the additions, leasehold improvements and changes to the Leased Premises considered useful provided the Lessee obtains the prior written consent of the Lessor, which may not be refused without serious reason.

16.2.2      To this end, the Lessee shall send written notice to the Lessor along with, if possible, a description of the proposed work, as well as the related plans and specifications (the “Request”). As soon as possible but not later than within 30 days of receipt of the Request, the Lessor shall make its position regarding the proposed work known to the Lessee in writing, failing which it shall be deemed at the end of such 30-day period to have refused it. If the plans and specifications are accepted, the work shall be carried out in accordance therewith. The additions, leasehold improvements and modifications made to the Leased Premises shall be at the sole expense of the Lessee.

16.2.3      Any fit-up or leasehold improvements made by the Lessee to the Leased Premises shall remain the property of the Lessor upon the expiry of the Lease Term. In no case shall the Lessee be authorized to receive any damages or compensation in connection with the transfer of the said modifications, additions or improvements.

16.3        Structural repairs and replacements

The Lessor shall pay the inherent costs of major repairs (structural repairs as well as capital repairs and replacements) which do not stem from the actions or fault of the Lessee and which do not involve additions, leasehold improvements and changes made by the Lessee. Accordingly, the Lessor shall, at its expense, keep the foundations, exterior walls, roof, parking lot, sidewalks, heating systems, air conditioning, electricity and plumbing in a good state of repair, other than deteriorations caused by the Lessee. To this end, the Lessee shall notify the Lessor of any deterioration of the Leased Premises. However, the Lessor shall not be liable for any damage such deteriorations may cause to the Lessee other than in the event of negligence or fault by the Lessor.

16.4        Signs

16.4.1      The Lessor grants the right to place signs outside the Leased Premises subject to obtaining the prior written consent of the Lessor, which may not be refused without valid reason.

16.4.2      To this end, the Lessee shall send the Lessor written notice accompanied, if possible, by a description of the proposed sign, as well as the related plans and specifications (the “Request”). As soon as possible but not later than within 30 days of receipt of the Request, the Lessor shall notify the Lessee in writing of its position with respect to the proposed sign, failing which it shall be deemed upon the expiry of such 30-day period to have refused it. If the plans and drawings are accepted, the sign shall be set up in accordance therewith and with applicable municipal by-laws. The costs relating to the said signs shall be paid by the Lessee.

16.4.3      The Lessee shall remove the said signs upon the expiry of the term and repair any damage caused by such installation and removal at its expense.

16.5        Lessee’s additional insurance premium

The Lessor agrees to pay, within 30 days of the presentation of supporting documents relating thereto, the additional insurance premium which the Lessee is charged due to non-compliance of the sprinkler system in the laboratory space upon presentation of the invoice where applicable.

17.          ASSIGNMENT AND SUB-LEASE

Other than an assignment or sub-lease in favour of a related person or affiliate, in which case no consent is required, the Lessee may not, in whole or in part, assign or transfer its rights in this Lease, sub-lease the Leased Premises or hypothecate, encumber or charge this Lease, the Leased Premises or the leasehold improvements, or tolerate or allow other persons to occupy the Leased Premises, without sending the Lessor written notice and obtaining its prior written consent.

In such a case of assignment or sub-lease, the Lessee shall remain jointly and severally bound by this Lease and it shall not be released from its obligation to perform the terms and conditions hereof including, without limiting the generality of the foregoing, the obligation to make any payment of Rent which may become due under this Lease.

18.          CHANGE OF CONTROL

Any change in the composition of the members of the corporate entity indicated as Lessee or any other restructuring thereof shall continue to bind the undertakings [sic] of the Lessee set out herein.

19.          INSURANCE

The Lessee agrees to take out the following insurance policies at its expense and maintain them in effect throughout the Lease Term:

19.1         Civil liability insurance, broad form, covering bodily injury, including death, and material damage to third parties which occurs due to its occupancy of the Leased Premises. The coverage of such insurance shall be at least five million dollars ($5,000,000.00) per loss.

19.2         Tenants’ liability insurance covering the Leased Premises against any loss or damage caused by fire or other cause, according to a policy including a sufficient amount to cover the cost of replacing the facilities, including the leasehold improvements.

19.3         Insurance for its inventory, equipment, accessories, fixtures and moveables appearing in the Leased Premises.

19.4         Upon request, the Lessee shall give the Lessor a certified true copy of each insurance policy or certificate confirming that such insurance policies have been taken out, as of such date. The Lessee shall obtain from its insurers under the policies the undertaking to notify the Lessor by at least thirty (30) days’ written notice of any cancellation or termination, non-renewal or material change of such polices. The Lessee agrees that, in the event it fails to take out such insurance policies or maintain them in effect, the Lessor shall have the right to take them out and pay the premiums with regard thereto, in which case the Lessee agrees to pay the Lessor the amount thereby paid as premium with interest at the Bank Rate as of the date of such a payment, which amount shall be payable as additional Rent.

20.          DESTRUCTION

If the Immoveable, the Building or the Leased Premises are destroyed or damaged by fire or any other cause not attributable to the fault or negligence of the Lessor, its officers, agents, employees or assigns, the following provisions shall apply.

20.1         In the event the Building (and the Immoveable) where the Leased Premises are located is damaged by fire or another fortuitous event such that the Lessee has only partial enjoyment of such premises, the stipulated Rent shall be reduced in proportion to the enjoyment of the Premises by the Lessee during the entire period in which such enjoyment of the Leased Premises is partial and the Lessor agrees to diligently repair the Leased Premises within thirty (30) days of the date of the damage.

20.2         In the event the damage caused to the Building (and the Immoveable) is such that the Lessor cannot repair or rebuild the Leased Premises within thirty (30) days of the date of the said damage, the Lessor shall, during such period, notify the Lessee by registered mail of its intention to repair or rebuild the said Leased Premises within sixty (60) days of the date the notice is sent, failing which the Lessee shall have the right, at its option and by written notice, to terminate this Lease, and each party shall be released from its obligations hereunder. In the event the Lease is not terminated, it shall continue to bind the parties hereto, but the Rent shall cease to be payable as long as the Lessee cannot make use of the Leased Premises and the Lessee agrees to reoccupy the Leased Premises as soon as they are ready for the operation of its business.

20.3         The Lessor shall, where applicable, within thirty (30) days of the loss, notify the Lessee if it does not plan to repair the said Leased Premises, in which case the Lease shall be terminated for all legal purposes as of the date of the loss and the Lessee shall hand over possession of the Leased Premises to the Lessor forthwith and the parties shall be released from all financial obligations and liabilities under this Lease Agreement.

21.          DEFAULT BY LESSEE

21.1         If the Rent is not paid on the specified date or if the Lessee does not pay any other amount it has agreed to pay under the Lease or if the Leased Premises are abandoned or used for purposes other than those stipulated herein, the Lessor shall notify the Lessee of such default and the Lessee shall remedy it within ten (10) days of receipt of the said notice. If the Lessee is in default with respect to any other undertaking or obligation stipulated in the Lease, the Lessor shall notify it as soon as it becomes aware of it and it shall indicate in the said notice the nature of the default and the Lessee shall remedy it within thirty (30) days of receipt of the said notice, unless, for a default which cannot reasonably be corrected within the said period, the Lessee can establish to the satisfaction of the Lessor, acting reasonably, that it has begun to remedy such default within the above-mentioned period.

21.2                           If the Lessee is still in default upon the expiry of the period mentioned in the foregoing paragraph, the Lessor may, at its option:

21.2.1                 remedy the default itself if that is possible and, in any case, all costs, charges and disbursements incurred, as well as any fine, interest or expense attributable thereto, as well as interest calculated at the Bank Rate, shall constitute additional Rent payable with the next instalment of Rent;

or

21.2.2                  consider the Lease to be terminated as of right as of the expiry of the time given to the Lessee to remedy such default and, in such a case, it shall be fully justified, if it considers it advisable, in instructing one of its authorized representatives to repossess the Leased Premises forthwith, without other formality, and to take the appropriate means to do so, and the Lessee waives all its recourses against the Lessor and its representatives. The termination of this Lease according to this section shall not impair the rights of the Lessor to claim from the Lessee all costs, expenses or damages it incurred on account of the termination of this lease.

21.3                          If the Lessor repossesses the Leased Premises, it may, as of such time, re-lease them to any person, for its sole benefit, without prejudice to its rights and recourses against the Lessee for rent due and to become due pursuant to the Lease and without prejudice to any other right or recourse the Lessor may have under such circumstances.

22.                              REGISTRATION

22.1                          The Lessee may not register this entire Lease. However, it may register, at its expense, a notice in accordance with article 2999.1 of the Civil Code of Québec, the content of which shall be approved in advance by the Lessor. Where applicable, it shall send the Lessor a copy of such notice within ten (10) days of its registration in the land registry.

22.2                          Upon the expiry of the Lease, the Lessee shall, within thirty (30) days thereof, at its expense, have struck any registration in the land registry which it requested.

22.3                          Should the Lessee fail to fulfil such obligation within the specified time, it shall be deemed to have constituted the Lessor its mandatary for this specific purpose.

23.                              NOTICE

Except where a section of this agreement provides otherwise, any notice required hereunder shall be sufficient if it is set forth in writing and sent by a means of communication which allows the sender to prove that the said notice was in fact delivered to the addressee at the address first hereinabove indicated or to any other address it may indicate in accordance with this section which the parties recognize as of the date hereof as being:

The LESSOR:

Les Investissements

René St-Pierre Ltée

3055 Queen Victoria Blvd.

Sherbrooke  QC  J1J 4N8

Attention:  Mr. René St-Pierre

Fax: (819) 822-3354

The LESSEE:

ENERKEM INC.

1010 Sherbrooke St. W., Suite 1610

Montreal, Quebec  H3A 2R7

Attention:  Mr. Vincent Chornet

Fax: (514) 875-0835

24.                              DOMICILE

The parties agree to elect domicile in the judicial district of Saint-François, Province of Quebec, Canada, as the appropriate place to hear any claim or legal proceeding for any reason whatsoever relating to this agreement, to the exclusion of any other judicial district which may have jurisdiction over such a dispute according to law.

25.                               GOVERNING LAW

This Lease and the rights and obligations stemming therefrom shall be governed by and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

26.                               WAIVER

26.1                          No waiver of the application of a provision of this agreement shall be valid unless it is made in writing by the party it binds. No waiver of the application of a provision of this agreement shall constitute a waiver of the application of any other provision hereof and no waiver of the application of a provision of this agreement shall constitute a continuing waiver unless expressly provided otherwise.

26.2                          Any failure by the Lessor under this agreement to require at any time the strict performance of an obligation set forth herein shall not be deemed to constitute a waiver for the future of its right to require the strict performance of the agreement or an obligation set forth therein.

27.                               SEVERABILITY

Each provision of this agreement is severable and a declaration by a court having jurisdiction that a provision or part hereof is null and void shall not affect the validity or enforceability of any other provision hereof, subject to article 1438 of the Civil Code of Québec.

28.                               TRANSFERABILITY

Unless expressly provided otherwise, neither this agreement nor any of the rights or obligations of a party hereto may be assigned in whole or in part.

29.                               SUCCESSORS AND ASSIGNS

In addition to the Lessor and the Lessee, this agreement shall bind their respective heirs, successors, representatives and assigns.

30.                               INTERPRETATION

30.1                          Where the context so requires herein, the singular shall be interpreted as including the plural and the masculine gender as including all genders and vice-versa.

30.2                          Where several persons or companies are mentioned as Lessees, they shall be solidarily liable to fulfil all the obligations undertaken by the Lessee pursuant hereto.

31.                              ENTIRE AGREEMENT

This agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and cancels any verbal or written agreement entered into previously by the parties, where applicable.

32.                               AMENDMENT

No amendment of this agreement shall bind the parties without a written instrument to such effect signed by them.

IN WITNESS WHEREOF, the parties have signed before witnesses at the place and on the date indicated above.

WITNESS	THE LESSOR

Les Investissements
René St-Pierre Ltée

Per:

/s/ [ILLEGIBLE]	/s/ René St-Pierre
René St-Pierre

ACCEPTANCE

I acknowledge receipt of and accept this agreement.

WITNESS	THE LESSEE

Enerkem Inc.

Per:

/s/ [ILLEGIBLE]	/s/ Vincent Chornet
Vincent Chornet

SCHEDULE “A”

Les Investissements René St-Pierre Ltée (the “Lessor”) grants Enerkem Inc. (the “Lessee”) a right of first refusal to the land of the existing laboratory extending up to rue De Courcelette having a surface area to be determined according to the plan and requirements of the City (the “Land”).

The Lessee may, at any time during the term of the Lease, purchase the Land upon written notice to the Lessor to such effect, for a price of FIFTEEN DOLLARS ($15.00) per square foot (excluding the cost of soil characterization and decontamination, which shall be paid by the purchaser). Following such notice, the Lessee shall have sixty (60) days to be satisfied with any examination, test, study, inspection and review of the titles relating to the Land and, if it is satisfied therewith at its complete discretion, the sale shall take place within fifteen (15) days of the expiry of such time.

The Lessor hereby agrees not to sell, agree to sell, transfer or in any manner whatsoever alienate or agree to alienate the Land or any part thereof or any interest therein without notifying the Lessee in writing, and the Lessee shall have ninety (90) days to notify the Lessor in writing of its intention to purchase the Land according to the terms indicated above, failing which the Lessor shall be free to sell or otherwise dispose of the Land in favour of a third party.

Signed in Sherbrooke this 13th day of November, 2010

LES INVESTISSEMENTS RENÉ ST-PIERRE LTÉE

Per:	/s/ René St-Pierre
René St-Pierre, President

ENERKEM INC.

Per:	/s/ Vincent Chornet
Vincent Chornet, President